Exhibit 10.10

November 1, 2022

Thomas Burns

VIA EMAIL/DOCUSIGN

Dear Thomas:

As you know, you are employed by XOMA Corporation (the “Company”) pursuant to the terms of an Officer Employment Agreement dated August 7, 2017, as amended on April 1, 2022 (the “Agreement”). You and the Company are hereby agreeing to amend the Agreement to modify the retention benefit contained therein, as set forth below (the “Amendment”).

Under the existing terms of the Agreement, in order to be eligible for the retention benefit, you must remain employed by the Company for a twelve (12)-month period (the “Period”) following the first day of employment of the Company’s new Chief Executive Officer. By the terms of this Amendment, the Period shall be accelerated to start on November 1, 2022.

Other than set forth herein, the terms of the Agreement shall remain in full force and effect.

This Amendment forms the complete and exclusive agreement between you and the Company with respect to this subject matter. It supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to such subject matter. Changes to the terms of this Amendment require a written modification signed by an officer of the Company. This Amendment may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter and return it to me.

Sincerely,

Jim Neal

On behalf of the Board of Directors

Understood and Accepted:

/s/ Thomas Burns  November 1, 2022

Thomas Burns Date